Exhibit 10.3

Employment Agreement Cancellation Agreement

This Employment Agreement Cancellation Agreement (this “Cancellation Agreement”) is made and entered into as of November 17, 2021, by and among County Bancorp, Inc. (the “Company”), Investors Community Bank (the “Bank,” and together with the Company, the ”Employer”), and Glen L. Stiteley (“Executive,” and together with the Employer, the “Parties”).

Recitals

A.                 The Bank is a wholly owned subsidiary of the Company.

B.                 The Company is a party to that certain Agreement and Plan of Merger, dated as of June 22, 2021 (the “Merger Agreement”), by and among the Company and Nicolet Bankshares, Inc. (“Nicolet”), pursuant to which the Company will merge with and into Nicolet (the “Merger”);

C.                The Employer and Executive are parties to that certain Employment Agreement, dated as of August 15, 2017, and as may have been amended from time to time, by and between the Parties (the “Employment Agreement”).

D.                 Subject to and in accordance with Section 5.7(d) of the Merger Agreement, the Company must take action, effective as of immediately prior to the Effective Time, as defined in the Merger Agreement (the “Effective Time”), to terminate the Employment Agreement.

E.                  Pursuant to Section 24 of the Employment Agreement, the Employment Agreement may be amended or modified by written agreement signed by the Parties.

Agreements

For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1.            Termination of Employment Agreement. Effective as of the Effective Time, and contingent upon the consummation of the Merger, the Employment Agreement shall terminate in its entirety and shall thereafter be null and void. Except as specifically set forth herein, none of the Parties shall have any rights or interests under the Employment Agreement after the Effective Time.

Section 2.            Consideration. In exchange for Executive’s agreement to terminate the Employment Agreement, the Employer shall pay or cause to be paid to Executive on December 3, 2021 the amounts described in Section 5(d) of the Employment Agreement. The Parties acknowledge and agree that $763,731.00 represents the full amount due under Section 5(d)(i), and payment of such amount is in full satisfaction of any rights of Executive to a “Severance Amount” under the Employment Agreement.

Section 3.            Restrictive Covenants. Executive acknowledges and agrees that the restrictive covenants set forth in Section 8 of the Employment Agreement (the “Restrictive Covenants”) shall continue in full force and effect for the specified period. The Restrictive Covenants are incorporated by reference as if fully restated herein. For purposes hereof, the Parties acknowledge and agree that the term “Financial Institution” shall hereinafter include the Farm Credit System. It is acknowledged and hereby agreed by the Parties that Executive shall not be precluded from taking an executive and/or board position with Shipbuilders Credit Union, located in Manitowoc, Wisconsin (“Shipbuilders”) during the Restricted Period, and that the Employer hereby waives and agrees not to enforce the Restrictive Covenants, as set forth in Section 8(c)(i) of the Employment agreement with respect to such future service with Shipbuilders (the “Waiver”). The Waiver is not intended to waive, or otherwise impact, the other Restrictive Covenants set forth in Section 8 of the Employment Agreement, or waive or otherwise impact the Restrictive Covenants set forth in Section 8(c)(i) of the Employment Agreement with respect to any other Financial Institution other than Shipbuilders.

Section 4.            Indemnification. The Parties acknowledge and agree that Executive’s rights to indemnification in Section 9 of the Employment Agreement (the “Indemnification Rights”) shall continue in full force and effect. The Indemnification Rights are incorporated by reference as if fully restated herein.

Section 5.            Release. Notwithstanding any provision of this Cancellation Agreement to the contrary, Executive’s rights to payment under Section 2 above, to the extent attributable to any Severance Amount, shall be paid to Executive only if, as of the Effective Time, Executive executes and delivers to the Employer a general release and waiver of claims, in a form that is substantially similar to the release attached hereto as Exhibit A (the “Release”), and does not revoke the Release before the expiration of any statutory revocation period.

Section 6.            Governing Law. This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to the conflict of law provisions of any jurisdiction.

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In witness whereof, the Parties have executed this Agreement as of the date first set forth above.

County Bancorp, Inc.		Investors Community bank

By:	/s/ Mark A. Miller	By:	/s/ Mark A. Miller
Name:	Mark Miller	Name:	Mark Miller
Title:	Secretary	Title:	Secretary

Executive

By:	/s/ Glen L. Stiteley
Glen L. Stiteley

EXHIBIT A

General Release and Waiver

This General Release and Waiver (“Agreement”) is made and entered into by and between County Bancorp, Inc. (the “Company”) and Glen L. Stiteley (the “Executive”).

Whereas, the Executive and the Company desire to settle fully and amicably all issues between them, including any issues arising out of the Executive’s employment with the Company and the termination of that employment; and

Whereas, the Executive and the Company are parties to that certain Employment Agreement, made and entered into as of August 15, 2017, as may have been amended from time to time (the “Employment Agreement”).

Now, Therefore, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the Executive and the Company (collectively, the “Parties” and, individually, each a “Party”), intending to be legally bound, hereby agree as follows:

1.                   Compensation and Benefits. Subject to the terms of this Agreement, the Company shall compensate in accordance with Section 2 of the Employment Agreement Cancellation Agreement, by and between the Company, Investors Community Bank, and the Executive (the “Severance Payments”). The Executive acknowledges that, subject to fulfillment of all obligations provided for herein, the Executive has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to the Executive with respect to wages, bonuses, severance, other compensation, or benefits. The Executive further acknowledges that the Severance Payments are consideration for the Executive’s promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which the Executive is entitled from the Company under the terms of the Executive’s employment or under any other contract or law that the Executive would be entitled to absent execution of this Agreement. The Severance Payments shall be treated as wages and subject to all taxes and other payroll deductions required by law.

2.                   Termination of Benefits. Except as provided in Section 2 above or as may be required by law, the Executive’s participation in all employee benefit (pension and welfare) and compensation plans of the Company shall cease as of the Date of Termination. Nothing contained herein shall limit or otherwise impair the Executive’s right to receive pension or similar benefit payments that are vested as of the Date of Termination under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.

3.                   General Release of Claims and Waiver of Rights. In exchange for the consideration provided to the Executive in this Agreement, the Executive and the Executive’s heirs, executors, representatives, administrators, agents, and assigns (collectively the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Company and its subsidiaries and affiliates (to and including their customers), predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, and partners, in their corporate and individual capacities (collectively, the “Releasees”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Releasors may have or have ever had against the Releasees, or any of them, arising out of, or in any way related to the Executive’s hire, benefits, employment, termination, or separation from employment with the Company by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Executive’s execution of this Agreement, including, but not limited to (the “Release”):

(a)                Any and all claims under any federal or Wisconsin employment law, including Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (with respect to existing but not prospective claims), the Equal Pay Act (EPA), the Employee Retirement Income Security Act (ERISA) (with respect to unvested benefits), the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866 (Section 1981), the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), and the United States and Wisconsin Constitutions, all as amended, and all of their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; provided, however, that the foregoing identification of statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(b)                Any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, tuition reimbursement, vacation, sick pay, disability benefits, or severance (except as expressly excluded in Section 6);

(c)                Any and all claims arising under tort, contract, or quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with a contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness, or any other harm, wrongful or retaliatory discharge, fraud, defamation, false imprisonment, and negligent or intentional infliction of emotional distress; and

(d)                Any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees and costs, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

4.                   Specific Release of ADEA Claims; Revocation. In further consideration of the payments and benefits provided to the Executive in this Agreement, the Releasors hereby irrevocably and unconditionally waive, release, and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time through the date of the Executive’s execution of this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations (the “ADEA Release”). By signing this Agreement, the Executive hereby acknowledges and confirms that:

(a)                The Executive has read this Agreement in its entirety and understands all of its terms;

(b)                By this Agreement, the Executive has been advised in writing to consult with an attorney, and has consulted with such counsel, who helped to negotiate this Agreement to the extent the Executive has deemed necessary before signing this Agreement;

(c)                The Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waivers, releases, and covenants contained in it;

(d)                The Executive is executing this Agreement, including the waivers and releases, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled;

(e)                The Executive was given forty-five (45) days to consider the terms of this Agreement and consult with an attorney of the Executive’s choice, although the Executive may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

(f)                 The Executive understands that the Executive has seven (7) days from each date of execution to revoke the Release or the ADEA Release and may do so by delivering written notice of revocation before the end of the seven-day period to each of the following: Investors Community B 2400 S. 44th St. Manitowoc, WI 54220, Attention: Brooke Sprang (postmarked within the seven-day period and sent by certified mail, return receipt requested, if sent by mail); provided, however, that the Executive understands and acknowledges that should the Executive choose to revoke the Release or the ADEA Release, the Agreement as a whole will fail to become effective and the Executive will not receive or be entitled to amounts specified in Section 2; and

(g)                Executive agrees with the Company that changes, whether material or immaterial, do not restart the running of the 45-day consideration period.

(h)                Executive acknowledges that, as part of the employment termination program, the Company made the following available to Executive (including in Exhibit A to this Release): (a) the class, unit, or group of individuals covered by the program; the eligibility factors for the program; and applicable time limits; and (b) the job titles and ages of all individuals eligible or selected for the program as well as those in the same job classification or organizational unit who are not eligible or selected.

5.                   Exclusions from Release and ADEA Release. The Release and ADEA Release exclude, and the Executive does not waive, release, or discharge:

(a)                The Executive’s ability to seek, solely at the Executive’s expense, temporary continuation of health coverage under the Company’s Group Health Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), in accordance with COBRA and/or Plan requirements;

(b)                Any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

(c)                Any right to file an administrative charge or complaint with or testify, assist, or participate in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission or other similar federal or state administrative agencies, although the Executive waives any right to monetary relief related to such a charge or administrative complaint;

(d)                Any right to report allegations of unlawful conduct, including criminal conduct and unlawful employment practices, to federal, state, or local authorities; and

(e)                Claims which cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation (other than any retaliation claims under these statutes, which are expressly waived).

6.                   No Outstanding or Known Future Claims/Causes of Action. The Executive affirms that the Executive has not filed with any governmental agency or court any type of action or report against the Bank or any of the Releasees, and currently knows of no existing act or omission that may constitute a claim or liability excluded from the Release and/or the ADEA Release.

7.                   Covenant Not to Sue.

(a)                A “covenant not to sue” is a legal term that means the Executive promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained in the Release and the ADEA Release. Besides waiving and releasing the claims covered the Release and the ADEA Release, the Executive shall never sue the Releasees in any forum for any reason covered by the Release or the ADEA Release. Notwithstanding this covenant not to sue, the Executive may bring a claim against the Company to enforce this Agreement, as permitted by Section 6, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement. If the Executive sues any of the Releasees except as permitted by this Agreement, the Executive shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against the Executive’s suit.

(b)                If the Executive has previously filed any lawsuit against any of the Releasees, the Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent the Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

8.                   Whistleblower Reporting and Recovery. Notwithstanding any provision in this Release to the contrary, Executive is not waiving the right to report possible securities law violations to the Securities and Exchange Commission or other governmental agencies or the right to receive any resulting whistleblower awards

9.                   Representations by Executive. The Executive warrants that the Executive is legally competent to execute this Agreement and that the Executive has not relied on any statements or explanations made by the Company or its attorneys. The Executive acknowledges that the Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release and the ADEA Release. The Executive acknowledges that the Executive has been offered at least 45 days to consider this Agreement. After being so advised, and without coercion of any kind, the Executive freely, knowingly, and voluntarily enters into this Agreement. The Executive acknowledges that the Executive may revoke this Agreement within seven (7) days after the Executive has signed this Agreement and acknowledges understanding that this Agreement shall not become effective or enforceable until seven (7) days after the Executive has signed this Agreement (the “Effective Date”), as evidenced by the date set forth below the Executive’s signature on the signature page hereto. Any revocation must be made in accordance with the terms of Section 6.

10.                Restrictive Covenants. Except as set forth in the Employment Agreement Cancellation Agreement, all terms of Section 8 of the Employment Agreement (entitled “Restrictive Covenants”) shall continue in full force and effect as if fully restated herein.

11.                Non-Disparagement. The Parties shall not engage in any disparagement or vilification of the other Party, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the other Party, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. The Parties shall do nothing that would damage the other Party’s business reputation or goodwill.

12.                Company Property.

(a)                The Executive shall return to the Company all information, property, and supplies belonging to the Company or any of its affiliates, including any confidential or proprietary information, Company autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Company or any of its affiliates.

(b)                The Executive shall not, at any time on or after the Date of Termination, directly or indirectly use, access, or in any way alter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Company or any of its affiliates. The Executive acknowledges that any such conduct by the Executive would be illegal and would subject the Executive to legal action by the Company, including claims for damages and/or appropriate injunctive relief.

13.                No Admissions. The Company denies that the Company or any of its affiliates, or any of their employees or agents, has taken any improper action against the Executive, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its affiliates or any of their employees or agents.

14.                Confidentiality of Agreement. The Executive shall keep the existence and the terms of this Agreement confidential, except for The Executive’s immediate family members and the Executive’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.

15.                Non-Waiver. The Company’s waiver of a breach of this Agreement by the Executive shall not be construed or operate as a waiver of any subsequent breach by the Executive of the same or of any other provision of this Agreement.

16.                Applicable Law; Mandatory Arbitration and Equitable Relief. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by Sections 16 and 17 of the Employment Agreement as if restated herein in their entirety.

17.                Legal Fees. In the event that either Party commences mediation, arbitration, litigation, or any similar action to enforce or protect such Party’s rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

18.                Entire Agreement. This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of the Executive pursuant to any claim arising out of or related in any way to the Executive’s employment with the Company and the termination of that employment.

19.                Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

20.                Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

21.                Enforcement. The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

22.               Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (e) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (f) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (g) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (h) all words used shall be construed to be of such gender or number as the circumstances and context require; (i) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (j) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

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In Witness Whereof, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.

County Bancorp, Inc.

By:	/s/ Mark A. Miller
Name:	Mark Miller
Title:	Secretary

Executive

By:	/s/ Glen L. Stiteley
Glen L. Stiteley

Date:	11/19/2021